                                                            Exhibit 99.(a)(1)(I)

     SUPPLEMENT DATED MAY 29, 2001 TO OFFER TO EXCHANGE DATED MAY 4, 2001



            THE OFFER EXPIRES AT 12:00 P.M., PACIFIC DAYLIGHT TIME,
                 ON JUNE 6, 2001, UNLESS THE OFFER IS EXTENDED

     Chordiant Software, Inc. ("Chordiant" or the "Company") is offering the current employees, consultants and directors of the Company and its wholly-owned subsidiaries the opportunity to exchange all stock options to purchase shares of our Common Stock that were granted pursuant to the Chordiant 1999 Equity Incentive Plan, the Chordiant 1999 Non-Employee Directors' Stock Option Plan, the Chordiant 2000 Nonstatutory Equity Incentive Plan, the White Spider Software 2000 Stock Incentive Plan and the Prime Response 1998 Stock Option/Stock Issuance Plan (the "Eligible Options") for new options to purchase shares of our Common Stock (the "New Options").

     If you wish to accept this offer, you must exchange all of your Eligible Options that we granted to you on or after December 6, 2000. However, should you choose to accept this Offer, you are not obligated to tender each Eligible Option that was granted prior to December 6, 2000 and are free to elect to tender as many or as few of the Eligible Options granted prior to December 6, 2000 as you wish. Please note that you must tender all outstanding shares under each particular Eligible Option you wish to tender.

     We are making this offer upon the terms and subject to the conditions described in the "Offer to Exchange," the related email transmittal cover letter and the Summary of Terms (which together, as they are amended and supplemented by this Supplement, and may be further amended from time to time, constitute the "Offer"). This Offer is not conditioned upon a minimum number of options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange (as amended and supplemented by this Supplement).

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

     Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "CHRD." On May 3, 2001, the closing price of our Common Stock as reported on the Nasdaq National Market was $3.47 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

     You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Tony Boccanfuso, Senior Vice President of Worldwide Human Resources, at (408) 517-6149 or
tony.boccanfuso@chordiant.com.
-----------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                       1.

                                   IMPORTANT

     WHETHER OR NOT YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE REVISED ELECTION FORM AND RETURN IT TO TONY BOCCANFUSO AT CHORDIANT BEFORE 12:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 6, 2001 (or a later expiration date if Chordiant extends the Offer). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer as they will be automatically cancelled if Chordiant accepts your Eligible Options for exchange. However, you will be required to return your stock option agreements upon Chordiant's request.

     We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. The Board of Directors believes that the Offer may create a better chance for some participants to obtain value from their options in the short term. However, the Board of Directors makes no recommendations as to whether or not you should tender your Eligible Options for exchange. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Chordiant is limited to this document, the enclosed cover letter and attached Summary of Terms.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS SUPPLEMENT TO THE OFFER TO EXCHANGE, THE OFFER TO EXCHANGE, THE SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                       2.

                             INTRODUCTORY STATEMENT

     The following information amends and supplements our offer to exchange dated May 4, 2001 (the "Offer to Exchange"), the summary of terms dated May 4, 2001 (the "Summary of Terms") and the Election Form that you received on the same date (the "Election Form," which together with the Offer to Exchange and Summary of Terms constitute the "Offer").

     Pursuant to Section 13 of the Offer to Exchange, we are amending certain sections of the Offer to Exchange and the Summary of Terms to provide you with additional information that you may find useful in reaching a decision to tender or not tender all or any portion of your Eligible Options or rescind a decision you may have already made regarding the tendering of all or any portion of your Eligible Options. This supplement should be read in connection with the Offer to Exchange and the Summary of Terms.

REVISED ELECTION FORM

     We have revised the Election Form you previously received in connection with this Offer (the "Original Election Form"). We have revised the Original Election Form to (i) disclose to you the validity and nature of the waiver regarding certain costs and damages that may arise in connection with deciding to participate in the Offer, and (ii) to eliminate the representation that you had "carefully reviewed" the Summary of Terms and the Offer to Exchange.

     Therefore, the Original Election Form is no longer valid and any prior, contemporaneous or subsequent submission of the Original Election Form will not allow you to participate in this Offer. To participate in this Offer you must sign and deliver the election form provided to you along with this Supplement (the "Revised Election Form") and return it to Tony Boccanfuso at Chordiant before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later explanation date if the offer is extended).

     If you already submitted an Original Election Form, the Company will return to you a photocopy of the completed Original Form that has been clearly marked "VOID," and you will be required to submit a Revised Election Form. If you have not already submitted an Original Election Form, you must submit the Revised Election Form that is provided along with this Supplement. IN ALL CASES, TO PARTICIPATE IN THE OFFER YOU MUST SIGN AND DELIVER THE REVISED ELECTION FORM AND SUBMIT IT TO TONY BOCCANFUSO AT CHORDIANT BEFORE 12:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 6, 2001 (OR A LATER EXPIRATION DATE IF THE OFFER IS EXTENDED). IF YOU DO NOT SIGN AND DELIVER THE REVISED ELECTION FORM BEFORE THE OFFER EXPIRES, IT WILL HAVE THE SAME EFFECT AS IF YOU REJECTED THE OFFER.

     **Please note that all references to the "Election Form" in the Offer to Exchange and Summary of Terms now refer to the Revised Election Form you are being provided with and not the Original Election Form you had previously received.

CONDITIONS TO THE OFFER

     Pursuant to this supplement, we are amending and restating the last two paragraphs of Section 6 ("Conditions to the Offer") of the Offer to Exchange to clarify that (i) should we choose to waive any condition of the offer, we may only do so before 12 p.m., Pacific Daylight Time, on June 6, 2001 (or by a later expiration date should the offer be extended) and (ii) once we have elected to waive a particular right, we may not reassert that particular right again with respect to this Offer.

                                       3.

     The last two paragraphs of Section 6 ("Conditions to the Offer") are hereby amended and restated in their entirety as follows:

          The conditions to the Offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time before the expiration date, whether or not we waive any other condition to the offer. Should we decide to waive any of the conditions to the Offer, we must do so before 12 p.m., Pacific Daylight Time, on June 6, 2001 (or by a later expiration date if the Offer is extended).

          Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any particular right is not, and shall not be construed as, the waiver of any other right. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 6 will be final and binding on everyone.

FORWARD LOOKING STATEMENTS.

     Pursuant to this supplement, we are amending the first sentence of the first paragraph of Section 17 ("Forward Looking Statements; Miscellaneous") of the Offer to Exchange to clarify that although the Offer and certain reports filed with the SEC that we have referred you to in Section 16 ("Additional Information") include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with this Offer.

     The fist sentence of the first paragraph of Section 17 ("Forward Looking Statements; Miscellaneous") is hereby amended as follows:

          This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934; however, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with this Offer.

WHAT HAPPENS IF I DON'T ACCEPT THE OFFER?

     Pursuant to this supplement, we are amending the answer to the question "What happens if I don't accept the offer?" found in the Summary of Terms on page 7 to further explain the consequences to you of not participating in the Offer.

     The answer to the question "What happens if I don't accept the offer?" is hereby amended in its entirety as follows:

          If you do not accept the Offer, or if we do not accept the options you elect to exchange, you will keep all of your Eligible Options, and will not receive any New Options under this Offer. No changes will be made to your current Eligible Options. Your decision not to accept this Offer or our decision not to accept the Eligible Options you elect to exchange will not affect your eligibility to receive future stock option grants or any other components of your compensation. However, if you currently have incentive stock options that are Eligible Option under this Offer, we recommend that you review Question 20 and Section 12 of the Offer to Exchange, beginning,

                                       4.

     respectively, at page 7 and 23 of the Offer to Exchange, which explain potential tax treatment that may result from our Offer and may affect you even if you elect not to participate in the Offer.

WHAT WILL BE THE TERMS AND CONDITIONS OF MY NEW OPTIONS?

     Pursuant to this supplement, we are amending the last two sentences of the answer to Question 9 to the Offer to Exchange (found at page 3 of the Offer to Exchange) and the last two sentences of the answer to the question "What if I work in the United Kingdom?" found in the Summary of Terms on page 2 to clarify disclosure regarding potential tax treatment our UK employees who participate in the Offer may face.

     The last two sentences of the answer to Question 9 to the Offer to Exchange and the last two sentences of the answer to the question "What if I work in the United Kingdom?" found in the Summary of Terms are hereby amended as follows:

          Please also note that if you accept the terms of the this Offer and receive New Options under a plan approved in the United Kingdom you must
     (i) remain continuously employed by Chordiant or one of its wholly-owned subsidiaries for a period of three (3) years from the date your New Options are granted, and (ii) not sell the shares subject to the New Options for a three year period from the date your New Options are granted to receive the favorable tax treatment under the laws of the United Kingdom. In the event that the plans are not approved or you do not meet the requirements set forth above, your New Option (and the shares subject to it) will not receive favorable tax treatment under the laws of the United Kingdom.

CAN I CANCEL THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

     Pursuant to this supplement, to correct a typographical error we are hereby amending in its entirety the answer to the question "Can I cancel the remaining portion of an Eligible Option that I have already partially exercised?" found in the Summary of Terms on page 5 as follows:

          Yes, any remaining outstanding, unexercised option that is an Eligible Option can be cancelled. For each Eligible Option that is cancelled you will be granted a New Option no earlier than December 8, 2001 equal to the number of shares that were subject to that Eligible Option.

IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

     Pursuant to this supplement, to correct a typographical error we are hereby amending in its entirety the answer to the question "If I elect to exchange Eligible Options, will my election affect other components of my compensation?" found in the Summary of Terms on page 6 as follows:

          No. However, if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options (in addition to the New Option) until, at the earliest, December 8, 2001.

WHAT HAPPENS TO YOUR ELIGIBLE OPTIONS IF YOU ACCEPT THE OFFER?

     Pursuant to this supplement, to correct a typographical error we are hereby amending in its entirety the answer to the question "What Happens to Your Eligible Options if You Accept the Offer?" found in the Summary of Terms on page 6 as follows:

                                       5.

          If you accept our Offer, the Eligible Options that you choose to exchange will be cancelled and you will have no further right or interest in those options, whether vested or unvested. If you choose to accept our Offer, in order to avoid adverse accounting consequences to the Company, you will not be eligible to receive any other stock options, including New Options until, at the earliest, December 8, 2001.

NUMBER OF OPTIONS; EXPIRATION DATE

     Pursuant to this supplement, we are amending the fourth paragraph of
Section 1 ("Number of Options; Expiration Date") of the Offer to Exchange in its entirety as follows:

          Each New Option will represent the same number of option shares as each Eligible Option that you exchange. The number of option shares to be represented by the New Option will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between June 6, 2001 (or a later expiration date if Chordiant extends the offer) and the date the New Options are granted. All New Options will be issued under the Chordiant 1999 Equity Incentive Plan or the Chordiant 2000 Nonstatutory Equity Incentive Plan.

SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

     Pursuant to this supplement, we are amending the first sentence of the fourth paragraph of Section 8 ("Source and Amount of Consideration; Terms of New Options") of the Offer to Exchange as follows:

          All New Options will be issued under the Chordiant 1999 Equity Incentive Plan or the Chordiant 2000 Nonstatutory Equity Incentive (the Chordiant 1999 Equity Incentive Plan, the Chordiant 2000 Nonstatutory Equity Incentive and the Chordiant 1999 Non-Employee Directors' Stock Option Plan are hereinafter the "Chordiant Plans").

     Pursuant to this supplement, we are amending the last two sentences of the fifth paragraph of Section 8 ("Source and Amount of Consideration; Terms of New Options") of the Offer to Exchange as follows:

          Please also note that if you accept the terms of the this Offer and receive New Options under a plan approved in the United Kingdom you must
     (i) remain continuously employed by Chordiant or one of its wholly-owned subsidiaries for a period of three (3) years from the date your New Options are granted, and (ii) not sell the shares subject to the New Options for a three year period from the date your New Options are granted to receive the favorable tax treatment under the laws of the United Kingdom. In the event that the plans are not approved or you do not meet the requirements set forth above, your New Option (and the shares subject to it) will not receive favorable tax treatment under the laws of the United Kingdom.

ADDITIONAL FINANCIAL INFORMATION ABOUT CHORDIANT.

       Set forth below is a selected summary of our financial information. The selected historical consolidated statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 1999 and December 31, 2000 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K filed on March 31, 2001, which were audited by PricewaterhouseCoopers LLP, independent public accountants. The selected historical consolidated statement of operations data for the quarters ended March 31, 2001 and March 31, 2000 and the selected historical balance sheet data

                                       6.

     as of March 31, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended March 31, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the a fair presentation of such data. The information below should be read together with our consolidated financial statements and related notes; please note that to obtain more detailed information, we recommend you review those materials identified in
     Section 16 of the Offer to Exchange before making a decision on whether to exchange your options.


                   SELECTED CONSOLIDATED FINACIAL STATEMENTS


                                                                  Year Ended December 31,            Three Months Ended March 31,
                                                              1999                    2000            2000               2001
                                                              ----                    ----            ----               ----
Consolidated Statement of Operations Data:
Total net revenues....................................     $  17,588              $    33,689      $   5,014          $   13,047
Gross profit..........................................         2,147                   13,227            954               7,419
Loss from operations..................................       (22,351)                 (38,377)       (13,487)            (10,967)
Net loss..............................................     $ (23,137)             $   (35,356)     $ (13,195)         $   (9,693)
Net loss per share:
 Basic and diluted

 Weighted average shares used in computing basic and
  diluted net loss....................................     $   (4.34)             $     (1.05)     $   (0.60)         $    (0.25)
  per share...........................................         5,327                   33,690         21,972              38,860


                                                          As of December 31,        As of
                                                           1999        2000     March 31, 2001
                                                           ----        ----     --------------
Consolidated Balance Sheet Data:
Cash and cash equivalents..........................       $  6,719  $   41,465  $      49,200
Working capital....................................          1,833      60,529         62,706
Total assets.......................................         22,086     107,448        150,504
Short-term and long-term borrowings................         13,225         595            485
Deferred revenue short-term and long-term..........         10,196      30,045         30,968
Stockholders' equity...............................        (57,782)     63,320         94,847
Book value per share[1]............................          (2.97)       1.55           1.87

[1] The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period presented.


  ADDITIONAL INFORMATION

     Pursuant to this Supplement, we are amending the first paragraph of Section 16 ("Additional Information") to insert the following subsection after subsection (c):

          (d) our Quarterly Report for the period ended March 31, 2001 filed with the SEC on May 15, 2001.


     Please note the SEC file number for this filing is 000-29357.



                                       7.